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Exhibit 21.1

List of Subsidiaries of Midstates Petroleum Company, Inc.

Entity	State of Formation
Midstates Petroleum Company LLC	Delaware

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  Exhibit 21.1
List of Subsidiaries of Midstates Petroleum Company, Inc.